Exhibit 4.62

CONTRACT FOR USE OF THE “CDISCOUNT” BRAND NAME

BY AND BETWEEN:

CDISCOUNT, a société anonyme incorporated under French law with a share capital of EUR 5,162,154.62 and with registered office at 120-126 Quai de Bacalan - 33000 Bordeaux, entered in the Bordeaux Trade and Companies Register under number 424 059 822,

Represented by Mr Emmanuel GRENIER, acting in the capacity of CEO, duly authorised to enter into this contract,

Hereinafter called “CDISCOUNT”,

On the one part,

AND:

FRANPRIX LEADER PRICE HOLDING, a société par actions simplifiée incorporated under French law with registered office at 2 Route du Plessis, 94730 Chennevières sur Marne, entered in the Créteil Trade and Companies Register under number 343 045 316, acting for and on behalf of its subsidiaries,

Represented by Mr Pascal RIVET, acting in the capacity of Chairman, duly authorised to enter into this contract,

Hereinafter called “FPLP”,

On the other part,

In this Contract, CDISCOUNT and FPLP may also be called individually the “Party” and jointly the “Parties”.

WHEREAS:

CDISCOUNT, which is part of the CASINO Group, is the leading e-commerce company in France.

CDISCOUNT publishes and runs the site www.cdiscount.com, which is well known among the French public for its extremely diverse product range combined with a highly competitive discount price policy.

FPLP, which is also part of the CASINO Group, operates supermarkets in France under the “Leader Price” brand name (hereinafter the “Network”).

Since the large retail sector is extremely competitive, FPLP has decided to turn to Cdiscount to help it to penetrate the non-food distribution market and to establish its legitimacy in that market, with the aim of gaining new market shares.

In order to support this highly competitive repositioning, FPLP has launched a national customer communication campaign, as part of which it wishes to benefit from and to align itself with CDISCOUNT’s discount “price image”.

CDISCOUNT having agreed to allow the Network to benefit from its image as a company that sells “the best products at the best prices”, the Parties have agreed to sign this contract (hereinafter the “Contract”).

NOW, THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

ARTICLE 1. OBJECT

The purpose of the Contract is to set out the terms and conditions under which CDISCOUNT agrees to allow the Network to benefit from its image and, in particular, to enable FPLP to penetrate the non-food distribution market and to establish its legitimacy in that market.

ARTICLE 2. TERM

The Contract comes into effect on 1 January 2015 for an unspecified term.

Either Party may end the Contract by giving six (6) months’ notice served by registered letter with acknowledgement of receipt.

ARTICLE 3. RIGHTS GRANTED BY CDISCOUNT TO FPLP

FPLP has the right to use CDISCOUNT’s image for the purposes of carrying out the following actions:

---> insertion, in the promotional catalogues distributed by the Network among customers and the general public, of one or more promotional inserts in CDISCOUNT’s colours.

In relation to the above, FPLP will:

•	assume the full cost of any agency fees incurred in creating the content of the catalogue;

•

submit, for CDISCOUNT’s prior express approval, any creation inserted into the promotional catalogues distributed, where such creations do not consist of a reproduction of CDISCOUNT’s intellectual property elements that the latter has previously sent to FPLP (logo, brand guidelines, where applicable, advertising insert, etc.)

---> installation, within the Network’s supermarkets, of dedicated brand spaces (“corners”) in CDISCOUNT’s colours where the Network will sell products also sold by CDISCOUNT on its website.

The supermarkets in which these dedicated brand spaces will be installed will be freely determined by FPLP.

FPLP will be responsible for installing, operating and stocking these dedicated brand spaces, and CDISCOUNT cannot be held responsible for any action or omission in this regard on any grounds whatsoever.

---> The Parties may, throughout the duration of the Contract, decide on the provision of additional services.

ARTICLE 4. INTELLECTUAL PROPERTY ELEMENTS

FPLP undertakes generally not to infringe CDISCOUNT’s intellectual property rights or harm its brand image.

It is expressly agreed that this Contract cannot entail any assignment of intellectual property rights pertaining to CDISCOUNT’s brands to FPLP.

At the end of the Contract, CDISCOUNT will grant FPLP the right to use the intellectual property elements necessary for the correct performance of the Contract, and warrants that it is the holder of all corresponding rights and/or that it enjoys all of the rights necessary to do so.

FPLP acknowledges that the right granted to use such elements is limited strictly and exclusively to the object of the Contract.

FPLP agrees to respect all of CDISCOUNT’s rights over its trademarks, brands, logos, names, trade name and any distinctive signs, and agrees, in particular, not to generate any confusion among the public for any purpose and by any means whatsoever.

FPLP acknowledges that the right granted over CDISCOUNT’s distinctive signs must be used in strict compliance with CDISCOUNT’s brand guidelines, artwork, logos and colours destined for such purpose.

FPLP agrees that it will not, in any territory and for any goods or services whatsoever, register any trademark, brand, logo, name or trade name which is identical or similar to or competing with a mark or brand belonging to CDISCOUNT.

It is specified that during and at the end of this Contract, howsoever arising, neither Party may invoke any right whatsoever over the other Party’s intellectual property rights. As soon as this Contract ends, each Party must stop using the marks or brands of the other Party.

ARTICLE 5. FINANCIAL CONDITIONS

5.1. Prices

The prices charged by CDISCOUNT to FPLP in return for the rights granted and services provided in accordance with Article 3 of this Contract will be determined on the basis of the market prices for comparable services.

In return for the use of CDISCOUNT’s commercial image for the year 2015, the Parties have established a provisional budget of one million euros excluding VAT (€1,000,000 excl. VAT) payable by FPLP to CDISCOUNT. This budget will be adjusted according to the services actually agreed and provided.

At the end of the first contractual year, the Parties agree to meet once a year in order to renegotiate in good faith the prices for the services to be provided under this Contract, which will, in particular, be based on market prices for comparable services.

The Parties will begin these negotiations during the first quarter of each year and they must be completed by 31 March.

If the Parties are able to agree on the new prices to be applied, those prices will apply as from 1 January of the current year.

If the Parties are unable to agree on the new prices, the former prices will continue to apply, but each of the Parties may then terminate the Contract, without compensation for either Party, subject to giving 3 months’ notice by registered letter with acknowledgement of receipt.

5.2. Invoicing and payment

Cdiscount will issue monthly invoices on the basis of the rights granted and the services actually provided under this Contract.

The invoices issued must be paid by FPLP within forty-five (45) days (end of month) of the invoice date.

If the sums owed by FPLP are not paid on the contractual due dates for a reason not attributable to CDISCOUNT, the latter may automatically charge FPLP late payment interest at the rate of three times the legal interest rate on the sums owed with effect from the contractual due dates plus a fixed charge of EUR 40.00 by way of recovery costs.

ARTICLE 6. TERMINATION

6.1. Early termination

If one of the Parties fails to perform any of the obligations incumbent upon it under the Contract:

•	the injured Party may give the other Party formal notice to remedy that failure, sent by registered letter with acknowledgement of receipt;

•

if the defaulting Party has not remedied its failure within thirty (30) days of receiving the formal notice or has refused to do so, the Contract will then be automatically terminated. The Contract will be terminated without prejudice to any rights and remedies available to the injured Party under the Contract.

6.2. Consequences

Upon expiry of this Contract for any reason whatsoever:

•	FPLP will immediately remove any reference to CDISCOUNT from any communication media and from any references to the Contract.

•	the Parties will return all documents, materials and information handed over or forwarded by the other Party with a view to carrying out the object of the Contract.

ARTICLE 8. CONFIDENTIALITY

The Parties agree to treat as confidential and to maintain the confidentiality of all information supplied by the other Party as well as information to which they may have had access, directly or indirectly, on account of the performance of the Contract, regardless of the form and/or medium of such disclosure or manner in which the information was learned (hereinafter “Confidential Information”).

Confidential Information includes, without limitation, all technical, financial, economic, commercial, legal and other information concerning the Parties and, where applicable, their customers.

The Parties agree to treat all Confidential Information exchanged with the same level of care as their own Confidential Information, and are prohibited from disclosing that Confidential Information, in any form, in any capacity and to any person whatsoever, and likewise agree to take all necessary measures to ensure compliance on the part of their staff and/or partners of any kind, whether permanent or casual.

The Parties undertake, within a period not exceeding fifteen (15) days following the cessation of the Contract, howsoever arising, to return all documents handed over by the other Party upon the conclusion and/or during the performance of the Contract.

It is expressly agreed that this article will remain in force even after the expiry or termination of the Contract, howsoever occurring.

The confidentiality undertaking does not apply to information that:

- is known by the Parties and with respect to which they are able to prove that they found it out by themselves or from a third party other than one of the Parties before the signing of the Contract,

- is in the public domain or which enters into the public domain during the performance of the Contract other than through the action or omission of one of the Parties and/or staff and/or partners of any kind, whether permanent or casual,

- is required to be disclosed by laws or regulations.

ARTICLE 9. GENERAL

9.1. Personal nature

The Contract is strictly personal to the Parties and cannot be assigned, contributed or transferred, in any form whatsoever, without the prior written consent of the other Party, which will never be compelled to give such consent.

9.2. Independence

The terms of the Contract cannot be construed as making one Party the agent or representative of the other Party. The intention to form a company is formally excluded. Each of the Parties is acting in its own interest and retains its own independence.

Therefore:

•	neither of the Parties can make a commitment for and/or on behalf of the other;

•	each of the Parties agrees not to do anything that may mislead a third party in that regard or make any commitment or offer any guarantee on behalf of the other Party.

•

each of the Parties remains solely responsible for its acts, allegations, commitments, services, products and staff and for the consequences thereof with respect to the other Party and/or third parties.

9.3. Whole Contract

The Contract contains the whole of the agreements between the Parties with respect to the object hereof. It supersedes any agreements, commitments, discussions or negotiations entered into previously by the

Parties, whether orally or in writing. No amendments to this Contract can be made other than by means of a written document signed by a duly authorised representative of each of the Signatories, with express reference being made to the Contract.

9.4. Nullity

If, for any reason whatsoever, any of the stipulations of the Contract is deemed null and void by a competent court, the remainder of the Contract will be unaffected.

However, if the nullity or inapplicability of a clause in the Contract substantially alters its legal and/or economic equilibrium, the Parties agree to meet in order to replace that clause with a valid clause that is as close as possible to it from both a legal and economic perspective.

9.5. Applicable law and Jurisdiction

This Contract is governed by French law.

Any dispute in relation to the interpretation, performance or validity of this Contract will, if it cannot be settled amicably, be subject to the exclusive jurisdiction of the Paris courts.

Executed at Bordeaux, 27 March 2015.

For CDISCOUNT	For FRANPRIX LEADER PRICE HOLDING

Emmanuel GRENIER, CEO	Pascal RIVET, Chairman